International Franchise Systems Announces Agreement on Management-Group Buyout

BETHESDA, Md.--(BUSINESS WIRE)--May 19, 1998--International Franchise Systems, Inc. (NASD Bulletin Board: "DOMS") today announced that its Board of Directors has accepted the recommendation of its Special Committee and has accepted the terms of a merger between IFS and IFS Acquisition Corporation, a company controlled by IFS Chief Executive Colin Halpern.

The Board also approved the definitive merger agreement between IFS and IFS Acquisition Corporation.

Upon completion of the merger, public shareholders of IFS will receive cash in the amount of $3.60 per share. At present, 34% of the stock of IFS (on a fully diluted basis), or 2,481,324 shares, are publicly traded.

The remaining 66% of the stock, or 4,700,000 shares, are owned by Crescent Capital, Inc., of which IFS Acquisition Corp. is subsidiary. Colin Halpern is the Director and Chief Executive Officer of both Crescent Capital and IFS Acquisition Corp.

The proposed merger is subject to, among other things, (i) the satisfaction of a financing condition by IFS Acquisition Corp., and (ii) compliance with all applicable regulatory and governmental requirements. Accordingly, there can be no assurance that the proposed merger will be consummated.

A proxy statement describing the transaction will be mailed to shareholders after all the terms of the merger are agreed upon and the Securities and Exchange Commission completes its review of the proxy statement. The Company expects to file the necessary documents with the SEC this week.

IFS is the master franchisee of Domino's Pizza throughout the United Kingdom, Northern Ireland and the Republic of Ireland. IFS is the largest Domino's franchisee in Europe and the fourth largest outside the United States.

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Contact:

                  International Franchise Systems Inc.
                  Amy Lipsius, 301/897-4870